Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated May 22, 2012

2.125% Notes due 2019

2.875% Notes due 2024

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.125% Notes due 2019 (the “2019 Notes”) 2.875% Notes due 2024 (the “2024 Notes”)

Aggregate Principal Amount:	2019 Notes: €750,000,000 2024 Notes: €600,000,000

Maturity Date:	2019 Notes: May 30, 2019 2024 Notes: May 30, 2024

Coupon:	2019 Notes: 2.125% 2024 Notes: 2.875%

Interest Payment Dates:	2019 Notes: Annually on each May 30, commencing May 30, 2013 2024 Notes: Annually on each May 30, commencing May 30, 2013

Price to Public:	2019 Notes: 99.493% of principal amount 2024 Notes: 98.805% of principal amount

Underwriting Discount:	2019 Notes: 0.250% 2024 Notes: 0.325%

Net Proceeds:	2019 Notes: €744,322,500 (before expenses) 2024 Notes: €590,880,000 (before expenses)

Benchmark Security:	2019 Notes: 3.750% due January 4, 2019 2024 Notes: 1.750% due July 4, 2022

Benchmark Security Yield:	2019 Notes: 0.859% 2024 Notes: 1.473%

Spread to Benchmark Security:	2019 Notes: +134.5 basis points 2024 Notes: +152.2 basis points

Re-Offer Yield:	2019 Notes: 2.204% 2024 Notes: 2.995%

Mid-Swap Yield:	2019 Notes: 1.654% 2024 Notes: 2.125%

Spread to Mid-Swap Yield:	2019 Notes: +55 basis points 2024 Notes: +87 basis points

Settlement Date (T+5):	May 30, 2012

CUSIP/ISIN:	2019 Notes: 718172 AQ2/XS0787510618 2024 Notes: 718172 AR0/XS0787527349

Listing:	Application will be made to list the 2019 Notes and the 2024 Notes on the New York Stock Exchange.

Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Limited HSBC Bank plc Société Générale

Joint Co-Managers:	Banca IMI S.p.A.[1] ING Belgium SA/NV Banco Santander, S.A.

Allocations:	2019 Notes	2024 Notes
BNP Paribas	€165,000,000	€132,000,000
Citigroup Global Markets Limited	€165,000,000	€132,000,000
HSBC Bank plc	€165,000,000	€132,000,000
Société Générale	€165,000,000	€132,000,000
Banca IMI S.p.A.	€30,000,000	€24,000,000
ING Belgium SA/NV	€30,000,000	€24,000,000
Banco Santander, S.A.	€30,000,000	€24,000,000

Total	€750,000,000	€600,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +44 207 595 6421, Citigroup Global Markets Limited at +44 20 7986 9000 or HSBC Bank plc (toll free) at +1 866 811 8049.

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The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph eleven: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

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